Exhibit 99.1

For Immediate Release

Contact:	(News Media) Jennifer Born +1.312.396.7089
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Announces Changes in Finance Organization

John Kline and Erik Helding to Oversee Finance Function on Interim Basis
CFO Frederick Crawford Joining Another Company

CARMEL, Ind., June 24, 2015 - CNO Financial Group, Inc. (NYSE: CNO) announced today that John Kline, Senior Vice President and Chief Accounting Officer, and Erik Helding, Senior Vice President, Treasury and Investor Relations, have been appointed to oversee the financial operations of the Company on an interim basis until a successor to Chief Financial Officer Frederick J. Crawford is named. Mr. Crawford has resigned, effective immediately, to accept another employment opportunity. Messrs. Kline and Helding will report directly to Ed Bonach, Chief Executive Officer of CNO, and will also continue to perform their current duties during the interim period. The Company is launching a search of both internal and external candidates to identify a new CFO.
“John and Erik are important members of the CNO senior leadership team and we have complete confidence in their expertise,” Mr. Bonach said. “Each has distinguished himself as an experienced and talented finance professional whose integral role in our Company and capable leadership ensures continuity and stability across all of our finance functions.”
“We thank Fred for his contributions to CNO over the past three years and wish him well in his new position,” continued Mr. Bonach. “Fred added significant value to CNO, and he leaves us with a strong financial foundation, highly effective financial capabilities and processes, and an outstanding finance team that will oversee our operations as we conduct the search for a new CFO.”
Mr. Kline has served as Senior Vice President and Chief Accounting Officer since 2002 and previously served in several other accounting and finance capacities since joining the company in 1990. He earned a bachelor’s degree in accounting from Indiana University and has been a certified public accountant since 1980.
Mr. Helding has served as Senior Vice President, Treasury and Investor Relations, since 2012 and previously served in several finance capacities since joining the company in 2004. He earned both a bachelor’s degree in finance and an MBA from the University of Illinois.
About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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